Exhibit 99.1

Contact:

Investors	Media
Eugenia Shen	Susan Berg
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 506-6570	(415) 506-6594

For Immediate Release:

BioMarin Announces Fourth Quarter and Full Year 2007 Financial Results

Conference Call and Webcast to Be Held Today at 5:00 p.m. ET (22:00 CET)

2007 Financial Highlights

•	Total BioMarin revenue of $121.6 million

•	Naglazyme net product revenue of $86.2 million, an increase of 85.4 percent over 2006 and above BioMarin’s guidance range of $82 million to $84 million

•	Aldurazyme net product revenue of $123.7 million, an increase of 28.5 percent over 2006 and toward the upper end of BioMarin’s guidance range of $115 million to $125 million

•	Net loss of $15.8 million, within the guidance range of a loss of $13 million to $18 million

•	Net income of $2.6 million in the fourth quarter of 2007

2008 Financial Guidance

•	Total BioMarin revenue in the range of $255 million to $306 million which includes total product revenue of $213 million to $264 million

•	Naglazyme net product revenue in the range of $105 million to $116 million

•	Aldurazyme net product sales by Genzyme of $135 million to $145 million with net revenue to BioMarin from royalties and transfers of inventory in the range of $68 million to $78 million

•	Improved Kuvan net product revenue guidance in the range of $40 million to $70 million

•	GAAP net income in the range of $20 million to $40 million and non-GAAP net income in the range of $47 million to $67 million

Novato, Calif., February 26, 2008 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) today announced financial results for the fourth quarter and full year ended December 31, 2007. Net income was $2.6 million ($0.03 per share) for the fourth quarter of 2007, compared to a net loss of $10.4 million ($0.11 per share) for the fourth quarter of 2006. Net income for the fourth quarter of 2007 includes the receipt of the $15.0 million milestone payment from Merck Serono related to the EMEA acceptance of the Kuvan filing for marketing approval. The net loss for the year ended December 31, 2007 was $15.8 million ($0.16 per share), compared to a net loss of $28.5 million ($0.34 per share) for the year ended December 31, 2006. Non-cash stock compensation expense for the three months and year ended December 31, 2007 was $5.5 million and $18.3 million, respectively, compared to $3.1 million and $9.6 million, respectively, for the three months and year ended December 31, 2006.

As of December 31, 2007, BioMarin had cash, cash equivalents, and short-term investments totaling $585.6 million.

“We achieved many significant milestones in 2007, most notably, the FDA approval of Kuvan and the filing of the IND for PEG-PAL for PKU,” said Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin. “We also continued building our pipeline with the in-licensing of promising compounds. As we look forward in 2008, we are focused on ensuring the successful commercial launch of Kuvan, further advancement of our research programs, and new in-licensing opportunities. Overall, we expect continued global expansion of Naglazyme and the U.S. launch of Kuvan to contribute to the improvement of our bottom line.”

Product Revenue

Net revenue from Naglazyme® (galsulfase), an enzyme replacement therapy for mucopolysaccharidosis VI (MPS VI), was $25.5 million for the fourth quarter of 2007, an increase of 56.4 percent compared to net revenue of $16.3 million for the fourth quarter of 2006. Net revenue from Naglazyme for the year ended December 31, 2007 was $86.2 million, an increase of 85.4 percent from net revenue of $46.5 million for the year ended December 31, 2006. BioMarin is commercializing Naglazyme in the United States, Europe, and Latin America, and through distributors in other international markets.

Net revenue from Aldurazyme® (laronidase), an enzyme replacement therapy for mucopolysaccharidosis I, (MPS I) recorded by BioMarin/Genzyme LLC increased by approximately 33.6 percent to $35.4 million for the fourth quarter of 2007, compared to $26.5 million in the fourth quarter of 2006. Net revenue from Aldurazyme for the year ended December 31, 2007 was $123.7 million, an increase of 28.5 percent compared to net revenue of $96.3 million for the year ended December 31, 2006. BioMarin’s share of the profit of BioMarin/Genzyme LLC was $9.4 million for the fourth quarter of 2007, compared to a profit of $5.7 million for the fourth quarter of 2006. For the year ended December 31, 2007, BioMarin’s share of the profit of BioMarin/Genzyme LLC was $30.5 million, compared to a profit of $19.3 million for the year ended December 31, 2006. Beginning January 1, 2008, as a result of the restructuring of the joint venture with Genzyme, BioMarin will receive 39.5 to 50 percent of worldwide net sales of Aldurazyme as product revenue and will also recognize additional product revenue related to the transfer of Aldurazyme inventory to Genzyme to meet future product demand.

Net product revenue from Kuvan™ (sapropterin dihydrochloride) Tablets, a product for the treatment of phenylketonuria (PKU), for the approximate two-week period after approval and launch in December 2007 was $0.4 million, which reflects initial shipments to a limited number of specialty pharmacies.

Collaborative Agreement Revenues

Collaborative agreement revenues for the fourth quarter of 2007 were $17.5 million, and include the $15 million milestone payment from Merck Serono for the filing of the MAA for Kuvan. Collaborative agreement revenues for the fourth quarter of 2006 were $4.9 million. Collaborative agreement revenues for the year ended December 31, 2007 were $28.3 million, compared to revenues of $18.7 million for the year ended December 31, 2006. Excluding the receipt of the $15 million milestone payment, collaborative agreement revenues decreased in 2007 as compared to 2006. This was due to decreased Kuvan research and development expenses reimbursable by Merck Serono resulting in decreased reimbursement revenue.

2008 Financial Guidance

BioMarin estimates 2008 net sales of Naglazyme will be in the range of $105 million to $116 million. BioMarin is updating its 2008 Kuvan net sales estimate to a range of $40 million to $70 million.

Net sales of Aldurazyme by Genzyme are estimated to be in the range of $135 million to $145 million. BioMarin’s revenue from Genzyme related to Aldurazyme is estimated to be between $68 million and $78 million, which includes both the royalty earned on net sales by Genzyme and additional product revenue related to the transfer of Aldurazyme inventory to Genzyme to meet future product demand. This guidance reflects the new arrangement with Genzyme and the related changes in BioMarin’s income statement presentation of Aldurazyme operations resulting from the restructuring of BioMarin/Genzyme LLC.

BioMarin estimates its Generally Accepted Accounting Principles (GAAP) net income for the fiscal year ending December 31, 2008 will be in the range of $20 million to $40 million which assumes that the $30 million milestone for EU Kuvan approval will be earned in 2008. The net income estimate includes approximately $27 million in non-cash stock compensation expense. Non-GAAP net income, excluding the impact of non-cash stock compensation, is estimated to be in the range of $47 million to $67 million.

Non-GAAP Financial Information and Reconciliation

The above 2008 financial guidance includes Management’s estimated net income determined in accordance with GAAP and non-GAAP net income, which is net income calculated in accordance with GAAP, but excluding Management’s estimate of non-cash stock compensation expense for 2008 of $27.0 million, a non-GAAP financial measure. The reconciliation of this measure to the estimated GAAP net income is as follows:

GAAP estimated net income for 2008	$20 - $40 million
Add estimated non-cash stock compensation expense	$27.0 million

Non-GAAP estimated net income for 2008	$47 - $67 million

Management believes that this non-GAAP information is useful to investors, taken in conjunction with BioMarin’s GAAP net income guidance for 2008 because Management uses such information internally for its operating, budgeting and financial planning purposes, and to enhance investors’ overall understanding of the company’s prospects for the future.

Anticipated Upcoming Milestones

•	1Q08/early 2Q08: Initiation of PEG-PAL Phase I patient study with plans to roll into a Phase 2 study in 3Q08

•	4Q08: Results from Phase 2 Sickle Cell Disease trial

•	4Q08: Results from Phase 2 PAD trial

Upcoming Investor Conferences and Events

•	March 17-19: Citi Small/Mid Cap Conference – Las Vegas

•	March 17-20: Cowen Healthcare Conference - Boston

•	March 18-20: Lehman Brothers Global Healthcare Conference – Miami

•	June 5: BioMarin R&D Day – New York City

BioMarin will host a conference call and webcast to discuss fourth quarter and full year 2007 financial results today, Tuesday, February 26, at 5:00 p.m. ET (22:00 CET). This event can be accessed on the investor section of the BioMarin website at www.BMRN.com.

Date: February 26, 2008

Time: 5:00 p.m. ET (22:00 CET)

U.S. / Canada Dial-in Number: 866.713.8564

International Dial-in Number: 617.597.5312

Participant Code: 79434433

Replay Dial-in Number: 888.286.8010

Replay International Dial-in Number: 617.801.6888

Replay Code: 87203261

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio comprises three approved products and multiple clinical and pre-clinical product candidates. Approved products include Naglazyme® (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin; Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation; and Kuvan™ (sapropterin dihydrochloride) Tablets, a product for the treatment of phenylketonuria (PKU), developed in partnership with Merck Serono, a division of Merck KGaA of Darmstadt, Germany. Other product candidates include 6R-BH4 for cardiovascular indications, which is currently in Phase 2 clinical development for the treatment of peripheral arterial disease and sickle cell disease, and PEG-PAL (PEGylated recombinant phenylalanine ammonia lyase) for the treatment of PKU. For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the expectations of revenue and sales related to Naglazyme, Kuvan, and Aldurazyme; the financial performance of the BioMarin as a whole; the timing of BioMarin’s clinical trials of 6R-BH4 for other indications and PEG-PAL; the continued clinical development and commercialization of Aldurazyme, Naglazyme, Kuvan, and 6R-BH4 for other indications; and actions by regulatory authorities. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: our success in the continued commercialization of Naglazyme and Kuvan; Genzyme Corporation’s success in continuing the commercialization of Aldurazyme; results and timing of current and planned preclinical studies and clinical trials; our ability to successfully manufacture our products and product candidates; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products and particularly Aldurazyme, Naglazyme and Kuvan; actual sales of Aldurazyme, Naglazyme and Kuvan; Merck Serono’s activities related to Kuvan; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin’s 2006 Annual Report on Form 10-K, as amended, and the factors contained in BioMarin’s reports on Form 10-Q and Form 8-K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise. BioMarin® and Naglazyme® are a registered trademarks of BioMarin Pharmaceutical Inc.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

Orapred® is a registered trademark of Medicis Pediatrics, Inc. and is used under license.

Net Product Revenue of BioMarin Pharmaceutical Inc. and BioMarin/Genzyme LLC

For the Three Months and Years Ended December 31, 2006 and 2007

(In millions, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2007	2006	2007
Aldurazyme (as reported by BioMarin/Genzyme LLC) (1)	$26.5	$35.4	$96.3	$123.7
Naglazyme	16.3	25.5	46.5	86.2
Kuvan	—	0.4	—	0.4

(1)	The Company recognizes its 50% share of the net income of BioMarin/Genzyme LLC as Equity in the income of BioMarin/Genzyme LLC in the Company’s consolidated statements of operations.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months and Years Ended December 31, 2006 and 2007

(In thousands, except for per share data, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2007	2006	2007
Revenues:
Net product sales	$16,310	$26,202	$49,606	$86,802
Collaborative agreement revenues	4,882	17,506	18,740	28,264
Royalty and license revenues	827	1,146	15,863	6,515

Total revenues	22,019	44,854	84,209	121,581

Operating expenses:
Cost of sales (1)	3,616	5,224	8,740	18,359
Research and development (1)	20,572	24,015	66,735	78,600
Selling, general and administrative (1)	13,719	23,891	48,507	77,539
Amortization of acquired intangible assets	1,093	1,093	3,651	4,371

Total operating expenses	39,000	54,223	127,633	178,869

Loss from operations	(16,981)	(9,369)	(43,424)	(57,288)
Equity in the income of BioMarin/Genzyme LLC	5,670	9,366	19,274	30,525
Interest income	3,951	7,383	12,417	25,932
Interest expense	(2,957)	(4,080)	(13,411)	(14,243)
Debt conversion expense	—	—	(3,315)	—

Income (loss) before income taxes	(10,317)	3,300	(28,459)	(15,074)
Provision for income taxes	74	729	74	729

Net income (loss)	$(10,391)	$2,571	$(28,533)	$(15,803)

Net income (loss) per share, basic	$(0.11)	$0.03	$(0.34)	$(0.16)

Net income (loss) per share, diluted	$(0.11)	$0.03	$(0.34)	$(0.16)

Shares used in per share calculation-basic	91,552	96,931	84,582	95,878

Shares used in per share calculation-diluted	91,552	101,193	84,582	95,878

(1)	The following is the stock-based compensation expense included in the respective captions of the consolidated statements of operations above:

	Three Months Ended December 31,		Year Ended December 31,
	2006	2007	2006	2007
Stock-based compensation expense:
Cost of goods sold	$—	$162	$—	$578
Research and development	1,364	2,211	4,242	6,978
Selling, general and administrative	1,727	3,092	5,348	10,727

Total stock-based compensation expense	$3,091	$5,465	$9,590	$18,283

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2006 and 2007

(In thousands, except for share and per share data)

	December 31, 2006	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$89,162	$228,343
Short-term investments	199,685	357,251
Accounts receivable, net	14,670	16,976
Advances to BioMarin/Genzyme LLC	1,596	2,087
Inventory	25,075	32,445
Other current assets	4,036	7,195

Total current assets	334,224	644,297
Investment in BioMarin/Genzyme LLC	31,457	44,881
Property, plant and equipment, net	55,466	76,818
Intangible assets, net	11,655	9,596
Goodwill	21,262	21,262
Restricted cash	1,731	2,889
Other assets	7,641	15,536

Total assets	$463,436	$815,279

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$32,166	$49,907
Current portion of acquisition obligation, net of discount	6,787	6,309
Current portion of deferred revenue	7,092	5,327

Total current liabilities	46,045	61,543
Convertible debt	223,940	497,375
Long-term portion of acquisition obligation, net of discount	68,548	66,553
Deferred revenue, net of current portion	5,023	—
Other long-term liabilities	2,078	2,082

Total liabilities	345,634	627,553

Stockholders’ equity:
Common stock, $0.001 par value: 150,000,000 and 250,000,000 shares authorized at December 31, 2006 and December 31, 2007, respectively; 91,725,528 and 97,114,159 shares issued and outstanding at December 31, 2006 and December 31, 2007, respectively	92	97
Additional paid-in capital	709,359	794,917
Accumulated other comprehensive loss	(25)	139
Accumulated deficit	(591,624)	(607,427)

Total stockholders’ equity	117,802	187,726

Total liabilities and stockholders’ equity	$463,436	$815,279

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